Exhibit 23.1

13620 38th Ave Ste 10H, Flushing, NY 11354 * US Tel: +1-347-871-1768 * 中国：+86-186-2099-1669 * http://www.jlkzcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3/A of Bit Digital, Inc. (formerly known as Golden Bull Limited) of our report dated July 29, 2020, with respect to our audits of the consolidated financial statements of Bit Digital, Inc. and subsidiaries as of and for the year ended December 31, 2019.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

Very truly yours,

/s/ JLKZ CPA LLP

JLKZ CPA LLP

Flushing, NY

January 24, 2022